Exhibit 10.2

LUMINENT MORTGAGE CAPITAL, INC.

SENIOR MANAGEMENT BONUS PLAN

The following bonus plan shall become in effect for the senior management of Luminent Mortgage Capital, Inc. (“Luminent”) effective for Luminent’s fiscal year ending December 31, 2008 and for subsequent fiscal years. To the extent Luminent becomes engaged as a service provider to a mortgage insurance company, those results will be included in the CRM segment. Bonus calculations would be made by the Luminent Finance Department who would not participate in the CRM and asset management bonus pools.

The bonus amount for CRM would be 10% of Luminent’s net income derived from the CRM business with net income being calculated as:

•	CRM gross revenues

•	less CRM direct expenses

•	less an allocable portion of Luminent’s other expenses that is currently estimated at 5%

•	the resulting bonus pool would be allocated among CRM staff at the discretion of senior management after receiving recommendations from the Luminent Board.

The bonus amount for the asset management, or AM, business would be 20% of Luminent’s net income derived from the AM business with net income being calculated as:

•	AM gross revenues

•	less AM direct expenses

•	less an allocable portion of Luminent’s other expenses that is currently estimated at 5%

•	the resulting bonus pool would be allocated among AM staff at the discretion of senior management after receiving recommendations from the Luminent Board.

The bonus pool for senior management (Messrs. Pashel and Papatheoharis) will be 20% of Luminent’s net profits, including the deduction of the bonus amounts for CRM and AM referenced above. The Compensation Committee will allocate the bonus amounts, if any, to senior management.

Finance Department personnel would be eligible for discretionary bonuses based on the achievement of tangible goals to be annually specified by the Compensation Committee that would not be profit-based.